The Japan Fund, Inc.
                                                                       [Address]

                                                                 October 7, 2002

Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109

                                    FORM OF
                         INVESTMENT ADVISORY AGREEMENT

Ladies and Gentlemen:

      The Japan Fund, Inc. (the "Corporation") has been established as a Maryland corporation to engage in the business of an investment company. Pursuant to the Corporation's Articles of Incorporation, as amended from time-to-time (the "Articles"), the Board of Directors may divide the corporation's shares of capital stock, par value $.33 1/3 per share (the "Shares") into separate series, or funds. Series may be abolished and dissolved, and additional series established, from time to time by action of the Directors.

      The Corporation, on behalf of the Fund, has selected you (also referred to as the "Investment Adviser") to act as the investment adviser of the Fund to render portfolio management services in the manner and on the terms set forth in this Agreement. Accordingly, the Corporation on behalf of the Fund agrees with you as follows:

1. DELIVERY OF DOCUMENTS. The Corporation engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objectives, policies and restrictions specified in the currently effective Prospectus (the "Prospectus") and Statement of Additional Information (the "SAI") relating to the Fund included in the Corporation's Registration Statement on Form N-1A, as amended from time to time (the "Registration Statement"), filed by the Corporation under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to you by the Corporation. The Corporation has also furnished you with copies properly certified or authenticated of each of the following additional documents related to the Corporation and the Fund:

      (a) The Articles dated January 10, 1992, as amended to date.

      (b) By-Laws of the Corporation as in effect on the date hereof (the "By-Laws").

      (c) Resolutions of the Directors of the Corporation and the shareholders of the Fund selecting you as investment adviser and approving the form of this Agreement.

      The Corporation will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements, if any, to the foregoing, including the Prospectus, the SAI and the Registration Statement.

2. PORTFOLIO MANAGEMENT SERVICES. As investment adviser of the assets of the Fund, you shall provide continuing portfolio management of the assets of the Fund and use your best efforts to ensure the Fund conforms to the investment objectives, policies and restrictions set forth in the Prospectus and SAI; the applicable provisions of the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code"),


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relating to regulated investment companies and all rules and regulations thereunder; and all other applicable federal and state laws and regulations of which you have knowledge; subject always to policies and instructions adopted by the Corporation's Board of Directors. In connection therewith, you shall use reasonable efforts to manage the Fund so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued thereunder. The Fund shall have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to your investment advisory clients. In managing the Fund in accordance with the requirements set forth in this section 2, you shall be entitled to receive and act upon advice of counsel to the Corporation or counsel to you. You shall also make available to the Corporation promptly upon request all of the Fund's investment records and ledgers that you are required to maintain as investment adviser as are necessary to assist the Corporation in complying with the requirements of the 1940 Act and other applicable laws. To the extent required by law, you shall cooperate with the Fund or such designated agent in assisting it to furnish to regulatory authorities having the requisite authority any information or reports in connection with the services provided pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Corporation are being conducted in a manner consistent with applicable laws and regulations.

      You shall determine the securities, instruments, investments, currencies, repurchase agreements, futures, options and other contracts relating to investments to be purchased, sold or entered into by the Fund and place orders with broker-dealers, foreign currency dealers, futures commission merchants or others pursuant to your determinations and all in accordance with Fund policies as expressed in the Registration Statement. You shall determine what portion of the Fund's portfolio shall be invested in securities and other assets and what portion, if any, should be held uninvested.

      You shall place all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by you, which may include brokers or dealers affiliated with you. You shall use your best efforts to seek to execute portfolio transactions at prices that are advantageous to the Fund and at commission rates, which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Act of 1934, as amended) to the Fund and/or the other accounts over which you or your affiliates exercise investment discretion. You are authorized to pay a broker dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker dealer would have charged for effecting that transaction if you determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities, which you and your affiliates have with respect to accounts over which they exercise investment discretion. The Directors of the Fund shall periodically review commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

      You shall furnish to the administrator of the Fund ("Administrator") or the Corporation's Board of Directors periodic reports on the investment performance of the Fund and on the performance of your obligations pursuant to this Agreement on a monthly, quarterly or annual basis as requested by the Board. Upon the request of the Corporation, the Investment Adviser shall provide reasonable assistance in connection with the determination of the fair value of securities in the Fund for which market quotations are not readily available, and the parties to this Agreement agree the Investment Adviser shall not bear responsibility or liability for the determination or accuracy of the valuation of any portfolio securities and other assets of the Fund.

3. ADMINISTRATIVE SERVICES. You shall not be responsible for furnishing office space and facilities to the Fund and you shall not be responsible for rendering to the Corporation administrative services on behalf of the Fund including, but not limited to, preparing reports and notices to Fund shareholders, supervising, negotiating contractual arrangements with, to the extent appropriate, and monitoring the performance of, accounting agents, custodians, depositories, transfer agents and pricing agents, accountants, attorneys, printers, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable to Fund operations; preparing and making filings with the Securities and Exchange Commission (the "SEC") and other regulatory and self-regulatory organizations, including, but not limited


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to, preliminary and definitive proxy materials, post-effective amendments to the
Registration Statement, semi-annual reports on Form N-SAR and notices pursuant to Rule 24f-2 under the 1940 Act; overseeing the tabulation of proxies by the Fund's transfer agent; assisting in the preparation and filing of the Fund's federal, state and local tax returns; preparing and filing the Fund's federal excise tax return pursuant to Section 4982 of the Code; providing assistance with investor and public relations matters; monitoring the valuation of portfolio securities and the calculation of net asset value; monitoring the registration of Shares of the Fund under applicable federal and state securities laws; maintaining or causing to be maintained for the Fund all books, records and reports and any other information required under the 1940 Act, except to the extent that such books, records and reports and other information are required to be maintained by the investment adviser of a registered investment company under the 1940 Act or the Investment Advisers Act of 1940, as amended; assisting in establishing the accounting policies of the Fund; assisting in the resolution of accounting issues that may arise with respect to the Fund's operations and consulting with the Fund's independent accountants, legal counsel and the Fund's other agents as necessary in connection therewith; establishing and monitoring the Fund's operating expense budgets; reviewing the Fund's bills; processing the payment of bills that have been approved by an authorized person; assisting the Fund in determining the amount of dividends and distributions available to be paid by the Fund to its shareholders, preparing and arranging for the printing of dividend notices to shareholders, and providing the transfer and dividend paying agent, the custodian, and the accounting agent with such information as is required for such parties to effect the payment of dividends and distributions; and otherwise assisting the Corporation in the conduct of the Fund's business.

4. ALLOCATION OF CHARGES AND EXPENSES. During the term of this Agreement, you will pay all expenses incurred by you in connection with your portfolio management duties set forth in Section 2 of this Agreement.

      You shall not be required to pay any expenses of the Fund. In particular, but without limiting the generality of the foregoing, you shall not be responsible for the following expenses of the Fund: organization expenses of the Fund (including out-of-pocket expenses, but not including your overhead or employee costs); fees payable to you and to any other Fund advisors or consultants; legal expenses; auditing and accounting expenses; maintenance of books and records which are required to be maintained by the Fund's custodian or other agents of the Corporation; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by the Fund in connection with membership in investment company trade organizations; fees and expenses of the Fund's accounting agent, custodians, subcustodians, transfer agents, dividend disbursing agents and registrars; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering, distribution, sale, redemption or repurchase of securities issued by the Fund; expenses relating to investor and public relations; expenses and fees of registering or qualifying Shares of the Fund for sale; interest charges, bond premiums and other insurance expense; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; the compensation and all expenses (specifically including travel expenses relating to Corporation business) of Directors, officers and employees of the Corporation who are not affiliated persons of you; brokerage commissions or other costs of acquiring or disposing of any portfolio securities of the Fund; expenses of printing and distributing reports, notices and dividends to shareholders; expenses of printing and mailing Prospectuses and SAIs of the Fund and supplements thereto; costs of stationery; any litigation expenses; indemnification of Directors and officers of the Corporation; costs of shareholders' and other meetings; and travel expenses (or an appropriate portion thereof) of Directors and officers of the Corporation who are directors, officers or employees of you to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Corporation or any committees thereof or advisors thereto held outside of Boston, Massachusetts or New York, New York.

      You shall not be required to pay expenses of any activity which is primarily intended to result in sales of Shares of the Fund.

5. INVESTMENT ADVISORY FEE. For all services to be rendered, payments to be made and costs to be assumed by you as provided in section 2 hereof, the Corporation on behalf of the Fund shall pay you in United States Dollars on the last day of each month the unpaid balance of a fee equal to the excess of 1/12 of 0.60 of 1 percent of the average daily net assets as defined below of the Fund for such month;


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provided that, for any calendar month during which the average of such values exceeds $200 million, the fee payable for that month based on the portion of the average of such values in excess of $200 million shall be 1/12 of 0.55 of 1 percent of such portion; and provided that, for any calendar month during which the average of such values exceeds $400 million, the fee payable for that month based on the portion of the average of such values in excess of $400 million shall be 1/12 of 0.50 of 1 percent of such portion.

      The "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of the Fund shall always be determined pursuant to the applicable provisions of the Articles and the Registration Statement. If the determination of net asset value does not take place for any particular day, then for the purposes of this section 5, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of 4:00 p.m. (New York time), or as of such other time as the value of the net assets of the Fund's portfolio may be lawfully determined on that day. If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 5.

6. AVOIDANCE OF INCONSISTENT POSITION; SERVICES NOT EXCLUSIVE. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other investments for the Fund's account with brokers or dealers selected by you in accordance with Fund policies as expressed in this Agreement and the Registration Statement. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you shall act solely as investment counsel for such clients and not in any way on behalf of the Fund.

      Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and services to others. In acting under this Agreement, you shall be an independent contractor and not an agent of the Corporation.

      Whenever the Fund and one or more other accounts or investment companies advised by you have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures believed by you to be equitable to each entity. Similarly, opportunities to sell securities shall be allocated in a manner believed by you to be equitable. The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund.

7. REVIEW OF FUND DOCUMENTS. During the term of this Agreement, the Corporation, the Fund or the Administrator shall furnish to you at your principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to you in any way, prior to the use thereof, and the Corporation, the Administrator or any other person shall not use any such materials if you reasonably object in writing five (5) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Fund's Prospectus and Registration Statement) after receipt thereof. The Corporation shall ensure that materials prepared by employees or agents of the Fund that refer to you in any way are consistent with those materials previously approved by you as referenced in the preceding sentence.

8. USE OF THE INVESTMENT ADVISER'S NAME. The parties agree that the name of the Investment Adviser, the names of any affiliates of the Investment Adviser and any derivative or logo or trademark, or trade name or service mark are the valuable property of the Investment Adviser and its affiliates. The Corporation, the Fund and agents of the Corporation and Fund shall have the right to use such names(s) derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Investment Adviser, which approval shall not be unreasonably held or delayed so long as this Agreement is in effect. For purposes of this Agreement, prior written approval will be waived provided that the materials bearing the derivatives, logos, trademarks or service marks or trade names have been submitted for review in accordance with the terms of section 7 hereof. Upon termination of the Agreement, the Corporation shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names.


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

9. CONFIDENTIALITY. The Corporation acknowledges that the securities holdings of the Fund constitute information of value to the Investment Adviser, and agrees:
(1) not to use for any purpose, other than for the Corporation or its agents to supervise or monitor the Investment Adviser, the holdings or other trading-related information of the Fund; and (2) not to disclose the Fund's holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Directors of the Fund, counsel to the Board, counsel to the Fund, the Administrator, the independent accountants and any other agent of the Corporation or Fund on a need-to-know basis; or (d) as otherwise agreed to by the parties in writing. Further, the Corporation agrees that information supplied by the Investment Adviser, including approved lists, internal procedures, compliance procedures and any board materials is valuable to the Investment Adviser, and the Corporation agrees not to disclose any of the information contained in such materials, except (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities;
(iii) to the Board of Directors of the Fund, counsel to the Board, counsel to the Fund, the Administrator, the independent accountants and any other agent of the Corporation or Fund on a need-to-know basis; or (iv) as otherwise agreed to by the parties hereto in writing.

10. INSURANCE. The Investment Adviser, the Corporation and the Fund each agree to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of its respective business activities.

11. LIMITATION OF LIABILITY OF INVESTMENT ADVISER. As an inducement to your undertaking to render services pursuant to this Agreement, the Corporation agrees that you shall not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect you against any liability to the Corporation, the Fund or its shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties, or by reason of your reckless disregard of your obligations and duties hereunder. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent. You will not be responsible or liable for the acts or omissions of any person who is not your employee or agent.

12. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall remain in force for a period of two years from the date hereof and shall continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Corporation, or by the vote of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder and any applicable SEC interpretative release or exemptive order.

This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund or by the Corporation's Board of Directors on 60 calendar days' written notice to you, or by you on 60 days' written notice to the Corporation. This Agreement shall terminate automatically in the event of its assignment.

13. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in a manner consistent with the 1940 Act and rules and regulations thereunder and any applicable interpretative release or SEC exemptive order therefrom.

14. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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

      In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "affiliated person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

      This Agreement shall be construed in accordance with the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, or in a manner which would cause the Fund to fail to comply with the requirements of Subchapter M of the Code.

      This Agreement shall supersede all prior investment advisory or management agreements entered into between you and the Corporation on behalf of the Fund.

      If you are in agreement with the foregoing, please execute the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Corporation, whereupon this letter shall become a binding contract effective as of the date of this Agreement.

                                        Yours very truly,

                                        THE JAPAN FUND, INC.


                                        By:
                                        ----------------------------------------

The foregoing Agreement is hereby accepted as of the date hereof.

                                        FIDELITY MANAGEMENT & RESEARCH
                                          COMPANY

                                        By:
                                        ----------------------------------------

                                        Name:
                                        Title:


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